Exhibit 23.03(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 1 to Registration Statement No 333-155651 on Form S-1 for Global Macro Trust of our report dated February 27, 2009, relating to the statements of financial condition, including the condensed schedules of investments, as of December 31, 2008 and 2007, and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2008 appearing in the prospectus, which is part of this Amendment referenced above.

We also consent to the reference to us under the heading “Experts” in the prospectus, appearing in the Amendment referenced above.

/s/ Deloitte & Touche LLP

New York, New York

August 11, 2009